Exhibit 5.1

[Churchill Downs Letterhead]

December 23, 2009

Churchill Downs Incorporated

700 Central Avenue

Louisville, KY 40206

Re:	Churchill Downs Incorporated Registration Statement on Form S-4

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-4 (the “Registration Statement”) filed on December 23, 2009 by Churchill Downs Incorporated, a Kentucky corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares (the “Registered Shares”) of the Company’s common stock, no par value (“Common Stock”), and the associated Preferred Stock Purchase Rights of the Company (the “Registered Rights”). The Registered Shares and the Registered Rights are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of November 11, 2009 (the “Merger Agreement”), by and among the Company, Tomahawk Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Tomahawk Merger LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Youbet.com, Inc., a Delaware corporation (“Youbet”), which provides, among other things, that (i) Merger Sub will merge with and into Youbet, with Youbet surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”) and (ii) the surviving corporation of the Merger will merge with and into Merger LLC, with Merger LLC surviving the subsequent merger and becoming a wholly owned subsidiary of the Company (the “Subsequent Merger”). The Registered Shares consist of (x) shares of Common Stock issuable at the effective time of the Merger (the “Closing Shares”) pursuant to Section 1.5 of the Merger Agreement, relating to shares of Youbet outstanding at the effective time of the Merger and (ii) shares of Common Stock issuable upon exercise of options (the “Substitute Options”) resulting from the conversion of Youbet stock options outstanding at the effective time of the Merger pursuant to Section 5.5 of the Merger Agreement (the “Option Shares”). The terms of the Registered Rights are set forth in the Rights Agreement, dated as of March 19, 2008 (the “Rights Agreement”), between the Company and National City Bank, as rights agent. The Merger is subject to satisfaction or waiver of a number of conditions, including approval by the stockholders of Youbet .

I am familiar with and have examined the Registration Statement, the Merger Agreement, the Rights Agreement and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement and the issuance of the Registered Shares and the Registered Rights by the Company in connection with the Merger. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

Based on the foregoing, I am of the opinion that:

1. Each Closing Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Merger shall have become effective under the Delaware General Corporation Law (“DGCL”) and (iii) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Closing Share is uncertificated, valid book entry notations will have been made in the share register of the Company, in each case in accordance with the terms of the Merger Agreement.

2. Each Option Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Merger shall have become effective under the DGCL and (iii) a certificate representing such Option Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Option Share is uncertificated, valid book entry notations will have been made in the share register of the Company, in each case in accordance with the terms of the related Substitute Option and any applicable agreement or plan.

3. The Registered Right associated with each Registered Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) such associated Registered Share shall have been duly issued as set forth in paragraph 1 or 2, as the case may be and (iii) such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement.

This letter is limited to the Kentucky Business Corporation Act and the federal laws of the United States of America. I express no opinion as to matters related to securities or “blue sky” laws of any jurisdiction or any rules or regulations thereunder (other than the federal laws of the United States of America).

I hereby consent to the filing of this letter as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Rebecca C. Reed
Rebecca C. Reed
Senior Vice President and Secretary, Churchill Downs Incorporated